UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Audiovox Corporation
(Name of Registrant as Specified in Its Charter)

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180 Marcus Boulevard
Hauppauge, NY 11788

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JULY 21, 2011

Dear Shareholder:

You are cordially invited to the annual meeting of the shareholders of Audiovox Corporation (the “Company”) which will be held at the Smithtown Sheraton, 110 Motor Parkway, Hauppauge, New York 11788 on Thursday, July 21, 2011 at 10:00 a.m. EDT, for the following purposes:

1.	To elect nine directors as set forth in the Proxy Statement;

2.	To ratify the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm for the fiscal year ending February 29, 2012;

3.	To approve, by a non-binding advisory vote, the compensation paid by the Company to certain executive officers;

4.	To recommend, by a non-binding advisory vote, the frequency with which the shareholders of the Company will be asked to approve the compensation paid by the Company to certain executive officers; and

5.	To transact such other business as may properly come before the meeting.

Shareholders of record as of the close of business on June 1, 2011 are entitled to notice of, to attend, and to vote at the annual meeting or any adjournment thereof. A list of shareholders entitled to vote at the meeting will be available for inspection at the Office of the Secretary, 180 Marcus Boulevard, Hauppauge, NY 11788 for ten (10) days before the meeting, as well as at the meeting.

As detailed in the Proxy Statement, you may vote your shares via the Internet, by telephone, by mail or by written ballot at the annual meeting. Voting your shares via the Internet is the most cost-effective method. If your shares are held for your account by a broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.

Whether or not you plan to attend the annual meeting, we encourage you to vote your shares promptly using one of the methods discussed above. If you attend the annual meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card.

We hope to see many of you at our meeting in Hauppauge, New York.

BY ORDER OF THE BOARD OF DIRECTORS,

CHRIS LIS JOHNSON,
Corporate Secretary

Hauppauge, New York
June 9, 2011

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIAL FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JULY 21, 2011. The Proxy Statement and the Form 10-K of the Company are available at http://www.proxyvote.com.

Please vote your shares promptly.

AUDIOVOX CORPORATION
180 MARCUS BOULEVARD
HAUPPAUGE, NEW YORK 11788
631-231-7750

ANNUAL MEETING OF SHAREHOLDERS
THURSDAY, JULY 21, 2011

PROXY STATEMENT

This proxy statement contains information about the annual meeting of shareholders of Audiovox Corporation. The accompanying proxy is solicited by the Board of Directors on behalf of the Company which is paying the full costs of the solicitation.

2011 Annual Meeting

The annual meeting of shareholders of Audiovox Corporation will be held at 10:00 a.m. EDT on July 21, 2011 at the Smithtown Sheraton, 110 Motor Parkway, Hauppauge, NY 11788.

At the annual meeting, you will be asked:

•	to elect nine directors to the Board of Directors to hold office until the next annual meeting of shareholders or until their respective successors are duly elected and qualified;

•	to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending February 29, 2012;

•	to render an advisory vote on executive compensation; and

•	to render an advisory vote on the frequency of holding future advisory votes on executive compensation every 1, 2 or 3 years.

The Board of Directors knows of no other matters to be presented for action at the annual meeting. If any other matters properly come before the annual meeting, however, the persons named in the proxy will vote on such other matters in accordance with their best judgment.

Internet Availability of Proxy Materials

Proxy materials are being furnished to shareholders via the Internet on or about June 10, 2011 rather than mailing printed copies of those materials to each stockholder. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials and cast your vote on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. This proxy statement and the Company's 2011 Annual Report on Form 10-K are available at www.proxyvote.com. Internet distribution of proxy materials is designed to expedite receipt by shareholders, lower the cost of the Annual Meeting and conserve natural resources. However, if you have not received a copy of our proxy materials and would like to receive one for the annual meeting or for future shareholder meetings, you may request printed copies as follows:

•	By telephone: call 1-800-579-1639 free of charge and follow the instructions;

•	By Internet: go to www.proxyvote.com and follow the instructions; or

•
By e-mail: send an email message to sendmaterial@proxyvote.com. Please send a blank e-mail and put the 12 digit control number located in your Notice of Internet Availability of Proxy Materials in the subject line.

Solicitation and Voting of Proxies

Only shareholders of record at the close of business on June 1, 2011 (the “Record Date”) will be entitled to notice of and to vote at the annual meeting or any adjournment thereof. At the close of business on the Record Date, there were 20,828,492 outstanding shares of our Class A common stock, par value $.01 per share, and 2,260,954 outstanding shares of our Class B common stock, par value $.01 per share. At the annual meeting, each share of Class A common stock is entitled to one vote (whether in person or by proxy or pursuant to a shareholders' consent) and each share of Class B common stock is entitled to ten votes (whether in person or by proxy or pursuant to a shareholders' consent).

Class A directors are elected by the affirmative vote of a plurality of the votes of the Class A shares present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors. The Class A and B directors are elected by the Class A and Class B shareholders voting together. The ratification of the appointment of the independent registered public accounting firm must be approved by holders of a majority of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote thereon.

Mr. John J. Shalam, our Chairman of the Board, controls in excess of 50% of all outstanding votes and he intends to vote his shares to approve all of the matters to be voted upon at the meeting that are described in this proxy statement.

The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to shareholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their name shares of Common Stock beneficially owned by others to forward to such beneficial owners. In addition, the Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners.

Quorum Requirement and Votes Required

The presence in person or by proxy of the holders of a majority of the issued and outstanding shares of common stock entitled to vote as of the record date is necessary to constitute a quorum at the annual meeting. If your shares of Audiovox Class A Common Stock are held by a broker, bank or other nominee, you will receive instruction from them on how to vote your shares. Abstentions and broker non-votes are treated as present at the meeting and are therefore counted to determine a quorum. The annual meeting may be adjourned by a majority of the votes cast upon the question, whether or not a quorum is present. If a quorum is not present, the Chairman of the meeting may adjourn the meeting to another place, date or time, without notice other than announcement at the meeting. At any adjourned meeting, any business may be transacted that might have been transacted at the annual meeting as originally notified.

If you hold shares of Audiovox Class A Common Stock in your own name, you may give instructions on how your shares are to be voted by following the telephone or internet voting procedures described on the proxy card, or, if you received a printed copy of the proxy materials, by marking, signing, dating, and returning the enclosed proxy card in the accompanying postage paid envelope.

The advisory vote to approve executive compensation requires the affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote at the Annual Meeting. A broker is not entitled to vote shares held for a beneficial owner on this proposal. Thus, if the beneficial owner does not give a broker specific instructions, the beneficially owned shares may not be voted on this proposal and will not be counted in determining the number of shares necessary for approval, although they will count for purposes of determining whether a quorum exists. The vote is advisory and therefore will not be binding on the Company.

With respect to the advisory vote to approve the frequency of holding future advisory votes on executive compensation, the option of one year, two years or three years that receives the affirmative vote of a majority of the aggregate votes present, in person or by proxy, at the Annual Meeting will be the frequency that has been approved by shareholders on an advisory basis. A broker is not entitled to vote shares held for a beneficial owner on this proposal. Thus, if the beneficial owner does not give a broker specific instructions, the beneficially owned shares may not be voted on this proposal and will not be counted in determining the number of shares necessary for approval, although they will count for purposes of determining whether a quorum exists. The vote is advisory and therefore will not be binding on the Company.

A proxy, when properly completed and not revoked, will be voted in accordance with its instructions. If no voting instructions on a particular matter are given on a properly submitted and unrevoked proxy, the shares represented by the proxy will be voted on that particular matter as follows:

•	FOR the election as directors of the nine nominees named in this proxy statement under the caption “Nominees”;

•	FOR the ratification of the appointment by the Audit Committee of Grant Thornton LLP as the Company's Independent Registered Public Accounting Firm for the fiscal year ending February 29, 2012;

•	FOR the advisory vote to approve executive compensation;

•	EVERY “THREE YEARS” with regard to the advisory vote to approve the frequency of holding future advisory votes on executive compensations every one, two or three years.

Board Recommendation

The Board of Directors recommends that an affirmative vote be cast in favor of each of the proposals listed in the proxy card and described in this proxy statement.

Voting Your Shares

The Board of Directors is soliciting proxies from our shareholders. By completing and returning the accompanying proxy, you will be authorizing Patrick M. Lavelle and Charles M. Stoehr to vote your shares. If your proxy is properly signed and dated it will be voted as you direct. If you attend the annual meeting in person, you may vote your shares by completing a ballot at the meeting. You may also vote your shares by mail, telephone or by the Internet as described on your proxy card.

Changing Your Vote By Revoking Your Proxy

Your proxy may be revoked at any time before it is voted at the annual meeting by giving notice of revocation to us, in writing, by execution of a later dated proxy or by attending and voting at the annual meeting. Simply attending the annual meeting, however, will not revoke your proxy; you must vote at the annual meeting.

Shareholder Proposals and Director Nominations at Future Meetings

Proposals intended to be presented by shareholders at the Company's 2012 annual meeting must be received by the Secretary of the Company at its principal executive offices no later than February 9, 2012, which is 120 calendar days prior to the anniversary of this year's mailing date. The proposals must comply with all applicable statutes and regulations.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees

Our Board of Directors is currently comprised of Paul C. Kreuch, Jr., Dennis F. McManus, Peter A. Lesser, Philip Christopher, John J. Shalam, Patrick M. Lavelle and Charles M. Stoehr, all with terms ending at the 2011 Annual Meeting of Shareholders. Under the Company's restated bylaws, all directors are elected at each annual meeting of shareholders, to hold office until the expiration of their term or until their respective successors are elected and shall qualify. The Board has nominated all seven directors and two new directors, Fred S. Klipsch and Ari M. Shalam, to be elected at the 2011 annual meeting to serve until the next annual meeting, or until a successor is elected and has qualified, or until his earlier death, resignation or removal.

The ages, principal occupations, certain directorships held (including all directorships held within the past five years), specific experience, qualifications, attributes and skills that led to the conclusion that the nominee should serve as a director, and other information as of June 1, 2011 with respect to our nominees and directors are shown below. Diversity is one of the factors that the Board of Directors considers in identifying nominees for director. This means that the Board of Directors seeks nominees who bring a variety of business backgrounds, experiences and perspectives to the Board. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a broad diversity of experience, professions, skills, and knowledge and abilities that will allow the Board to fulfill its responsibilities. In selecting director nominees, the Board of Directors considers all aspects of a potential nominee’s background, including leadership skills, integrity, educational background, business and professional experience, business acumen, diversity of viewpoints, and other qualities. The Board’s goal is to identify individuals who will enhance and add valuable perspective to the Board and who will help us capitalize on business opportunities in a challenging and highly competitive market. The Board of Directors has not adopted a formal diversity policy with regard to the selection of director nominees.

CLASS A DIRECTOR NOMINEES

Paul C. Kreuch, Jr., 73, was elected to the Board of Directors in February 1997. Mr. Kreuch has over 34 years of experience in the banking industry. Since August 2005, he has been a Principal at Knightsbridge Advisors, Inc., a firm specializing in executive retained search, management consulting, and mergers and acquisitions. Prior to entering the search profession, Mr. Kreuch was a banker beginning his career at Pittsburgh National Bank and later Wachovia Bank and Trust Company in Winston-Salem, North Carolina. Mr. Kreuch joined Natwest Bancorp in 1982 and managed the U.S. and Regional banking groups. He became head of corporate banking and was named President, CEO, and a member of the board of Natwest USA, a $17 billion subsidiary in 1991. Upon the sale of Natwest in 1996, Mr. Kreuch became a management consultant and executive search professional. He has served as a director since 1997 and as Chairman of the Audit Committee since May of 2005. Mr. Kreuch's qualifications to serve on the Board include leadership experience gained through his service as a chief executive officer of other public companies and expertise in corporate finance gained through his decades of experience in commercial banking.

Dennis F. McManus, 60, was elected to the Board of Directors in March 1998. Mr. McManus is currently self-employed as a telecommunications consultant. From May 2001 to February 2005, he was employed full time by LSSI Corporation, as Vice President, New Product Marketing. Prior to that, Mr. McManus was employed by NYNEX Corp. (now Verizon) for over 27 years, most recently as a Senior Vice President and Managing Director. Mr. McManus held this position from 1991 through December 31, 1997. Mr. McManus's qualifications to serve on the Board include his extensive leadership experience in the telecommunications industry as well as the operational and strategic experience he gained through his service as Senior Vice President and Managing Director of NYNEX Corp.

Peter A. Lesser, 76, was elected to the Board of Directors in 2003. Mr. Lesser was the President of X-10 (USA) Inc., a wholesaler of electronic home control and security systems from 1984 through 2009. Mr. Lesser is a founder and shareholder of, and has served as a director of X-10 Limited, the Hong Kong based parent company of X-10 (USA) Inc. since 1979. X-10 Limited is a Bermuda corporation with its headquarters in Hong Kong and has a manufacturing facility in China. He was a Member of the Executive Board of the Consumer Electronics Association (“CEA”) from 1999 to 2010, and was its Industry Executive Advisor from 2005 to 2010. From 1997 through 1999 Mr. Lesser served as the President of the (electronic) Security Industry Association (“SIA”). Mr. Lesser's qualifications to serve on the Board include his demonstrated leadership and knowledge of marketing, operational and strategic issues facing the consumer electronics business gained through his experience as a chief executive officer and director of a leading electronic home control and security system business. In addition, Mr. Lesser's years of service on the boards of the CEA and SIA provide the Board with diverse and valuable expertise.

Philip Christopher, 61, has served as a Director of Audiovox or its predecessor since 1973. Mr. Christopher is considered an independent director of the Company. Up until November 1, 2004, Mr. Christopher had been Executive Vice President of Audiovox and Chief Executive Officer of Audiovox's cellular subsidiary, Audiovox Communications Corp. From November 1, 2004 through June 30, 2008, Mr. Christopher was the CEO of UTStarcom Personal Communications, LLC. Since July 1, 2008, Mr. Christopher has served as the President and Chief Executive Officer of Personal Communications Devices, LLC. Mr. Christopher also serves on the Executive Committee of the Cellular Telephone Industry Association (“CTIA”) and the Board of Directors of New York Hospital, Queens. Mr. Christopher's qualifications to serve on the Board include his extensive leadership experience in the telecommunications industry and operational and strategic expertise gained through his service as President and CEO of telecommunications companies. In addition, through his service on the board of CTIA and New York Hospital, Mr. Christopher has gained valuable financial and operational experience.

CLASS A AND B DIRECTOR NOMINEES

John J. Shalam, 77, was elected Chairman of the Board of Audiovox Corporation on May 1, 2005. He has served as President, Chief Executive Officer and as a Director of Audiovox or its predecessor from 1960 through May of 2005. Since then, he has served as Chairman of the Board and Director of Audiovox. Mr. Shalam is on the Board of Industry Leaders of the Consumer Electronics Association (“CEA”). Mr. Shalam's qualifications to serve on the Board include his decades of leadership experience in the consumer electronics industry as well as his in-depth knowledge of the Company, its history and the consumer electronics industry, gained through his years of service to the Company, including leading the Company as President, CEO and Director from 1960 through 2005. Mr. Shalam is also uniquely qualified to provide leadership and strategic expertise to the Board gained through his many years of service on various boards including the JPMorgan Chase Regulatory Advisory Board and various boards of the CEA, including the Executive Board.

Patrick M. Lavelle, 59, was elected President and Chief Executive Officer of Audiovox Corporation on May 1, 2005. He had been Vice President of Audiovox since 1980 and was appointed Senior Vice President in 1991. In 1998, Mr. Lavelle was appointed President of Audiovox Electronics Corp., the Company's Mobile and Consumer Electronics Division. He was elected to the Board of Directors in 1993 and serves as a Director of most of Audiovox's operating subsidiaries. Mr. Lavelle is a Past Chairman of the Consumer Electronics Association's (“CEA”) Board of Directors. Mr. Lavelle is also a member of the Board of Trustees and Chairman of the Admissions Committee of Marist College, Poughkeepsie, New York. He is currently a member of CEA's Executive Board and Chair of the Compensation Committee. Mr. Lavelle's qualifications to serve on the Board include his expertise in marketing, sales, finance and strategy in the consumer electronics industry gained through his experience as an executive of the Company for over 30 years. In addition, through his years of service on the Board of the Company and other boards, such as the CEA and Marist College, Mr. Lavelle is able to provide diverse and valuable financial and operational expertise to the Board.

Charles M. Stoehr, 65, has been our Chief Financial Officer since 1979 and was elected Senior Vice President in 1990. Mr. Stoehr has been a Director of Audiovox since 1987 and also serves as a Director of most of Audiovox's operating subsidiaries. Mr. Stoehr's qualifications to serve on the Board include his extensive financial, executive leadership and organizational experience, including over six years experience in the commercial banking industry and 31 years experience as Chief Financial Officer of our Company. His insight into the Company's financial performance and the banking and consumer electronics businesses are critical to Board discussions.

Fred S. Klipsch, 69, is the Chairman and CEO of Klipsch Group, Inc. ("KGI") and has served in that capacity for twenty-two (22) years. Mr. Klipsch has also owned and operated several health care companies and in 2002, successfully executed an IPO of Windrose Medical Properties Trust, a health care REIT. Mr. Klipsch is Chairman of School Choice Indiana, Chairman of Hoosiers for Economic Growth, Chairman of the Educational Choice Charitable Trust and of the Education Committee for the Indiana Chamber of Commerce. He received his B.S. from Purdue University and is a Purdue Honorary PhD. recipient. Mr. Klipsch's qualifications to serve on the Board include his extensive business experience in both the public and private sector as well as his leadership roles in several philanthropic organizations.

Ari M. Shalam, 41, has over 11 years experience in the real estate investment business in sourcing, finance, acquisition, development and management of commercial, retail and residential properties. Presently, Mr. Shalam is Managing Director of RWN Real Estate Partners, LLC, a NYC based real estate private equity investment fund. From September 2009 to April 2011, Mr. Shalam was the President and CEO of Enterprise Asset Management, Inc. with oversight of nearly one billion dollars in portfolio assets. From December 2003 to September 2009, Mr. Shalam was a senior partner and director of Taconic Investment Partners, a fully integrated real estate investment and development company. From April 2001 to December 2003, Mr. Shalam was director of acquisitions for the Kaufman Organization. From 1992-1996 and 1998-2000, Mr. Shalam was employed by the Company as VP for Strategic Planning. Mr. Shalam is currently a trustee of the Trinity School in New York City and a member of the board of directors of Buggy Baby Inc., a not-for-profit entity. Mr. Shalam received his BS-Economics from the Wharton School of the University of Pennsylvania and his MBA from the Harvard Business School. Mr. Shalam's qualifications to serve on the Board include his extensive leadership experience and knowledge of real estate, corporate finance and investment strategy gained throughout his real estate investment career.

MANAGEMENT RECOMMENDS VOTING "FOR" ALL OF THE NOMINEE DIRECTORS

CORPORATE GOVERNANCE

Corporate Governance Guidelines and Code of Business Conduct

The Company operates in accordance with a plan of corporate governance that is designed to define responsibilities, set high standards of professionalism and personal conduct, and assure compliance with such responsibilities and standards. The Company regularly monitors developments in the area of corporate governance and modifies its corporate governance plan accordingly.

It is the policy of the Company that it maintain a standard Code of Business Conduct, Ethics and a Whistleblower or Complaint Procedure that clearly define the organization's expectations of its employees regarding ethical and honest business conduct and actions that represent a conflict of interest. The aforementioned Code of Conduct and Whistleblower policy aids management in preventing and identifying possible fraudulent acts within the Company. The Company's Code of Business Conduct and Ethics for Officers and Directors (the “Code of Ethics”) prohibits our directors, named executive officers (“NEOs”), other officers and key accounting and finance personnel from buying or selling our common stock for at least three business days after material nonpublic information is released to the public or fifteen days prior to the end of each fiscal quarter through three business days after the Company's quarterly and annual earnings release. The Company communicates to all of its employees its Code of Conduct and Ethics and maintains a posting of such policies on its corporate website. The Company does not have a formal written compensation recovery policy. However, it reserves the right to create such a policy in the future.

Board Leadership Structure

The offices of the Chairman of the Board and Chief Executive Officer are currently separate. Mr. Shalam serves as the Company's Chairman and Mr. Lavelle serves as the Company's Chief Executive Officer. The Board believes that this structure is the most appropriate structure at this time. Mr. Shalam is not an independent director, but is the former President and CEO of the Company. The directors of the Board believe that Mr. Shalam's in-depth knowledge of and former management responsibility for the Company's business make him the best qualified director to serve as our Chairman.

Board's Role in Risk Oversight

Our board of directors is responsible for consideration and oversight of risks facing the Company. In order to ensure that material risks are identified and managed appropriately, the Board and its committees regularly review material financial and other risks with management. The Audit Committee reviews and discusses with management the Company's processes and policies with respect to risk assessment and risk management. The Audit Committee also discusses major areas of financial risks with our independent registered accounting firm. In addition, the Company's risk oversight process involves the Board receiving information from management on a variety of matters, including operations, finance, regulatory, and strategy, as well as information regarding any material risks associated with each matter. The full Board, or the appropriate Board committee, receives this information through updates from the appropriate members of management to enable it to understand and monitor the Company's risk management practices. Information brought to the attention of one of the committees can then be shared with management or the full Board, as appropriate.

Board of Directors

The Board of Directors has standing audit, compensation and affiliate transaction committees, and may also, in accordance with the Company's Bylaws, appoint other committees from time to time. Inasmuch as the Company is a “Controlled Company” under Rule 4350(c)(5) of the NASD Manual, the board does not have a standing nominating committee. Each committee has a written charter. Any of these documents will be provided in print to any shareholder who submits a request in writing to the Company's Corporate Secretary, Audiovox Corporation, 180 Marcus Boulevard, Hauppauge, New York 11788.

The Board of Directors held ten (10) meetings and acted by consent three (3) times during the fiscal year ended February 28, 2011. Each member of the Board of Directors is expected to make a reasonable effort to attend all meetings of the Board and its committees, as well as the annual meeting of shareholders. All of the directors, except for Peter Lesser, attended last year's annual meeting of shareholders. Each director attended 75% or more of the aggregate number of board and related committee meetings during the year.

Audit Committee

The Audit Committee, which held four (4) meetings during the fiscal year ended February 28, 2011, currently consists of three members, namely, Paul C. Kreuch, Jr., Chairman, Dennis F. McManus, and Peter A. Lesser, all of whom qualify as “independent directors” and as Audit Committee Members under the Nasdaq corporate governance rules. All Audit Committee members possess the required level of financial literacy and the Board of Directors has determined that at least one member of the Audit Committee, Mr. Paul C. Kreuch, Jr., meets the current standard of “audit committee financial expert” as defined in Item 407 of Regulation S-K.

The Audit Committee operates pursuant to the Audiovox Corporation Audit Committee Charter. The Company's independent auditors report directly to the Audit Committee. The Audit Committee, consistent with the SEC rules, meets with management and the auditors prior to the filing of the officer certifications with the SEC to receive information concerning, among other things, any significant deficiencies in the design or operation of internal controls.

Compensation Committee

The Compensation Committee, which held three (3) meetings during the fiscal year ended February 28, 2011, currently consists of three members, namely, Messrs. Lesser, Chairman, Kreuch and McManus, each of whom qualify as “independent directors” under the Nasdaq corporate governance rules and as “outside directors” under the Internal Revenue Code of 1986. The Compensation Committee has the responsibility for establishing, implementing and monitoring adherence to the Company's executive compensation policies and practices; overseeing and administering the Company's stock option plan and restricted stock plans; and approving equity awards and non-equity awards for all employees. The Committee's responsibilities are further defined in the Committee's charter.

Affiliate Transaction Committee

The Affiliate Transaction Committee which did not meet during the fiscal year ended February 28, 2011, currently consists of three members, namely, Messrs. McManus, Chairman, Kreuch and Lesser.

The Affiliate Transaction Committee has the authority to negotiate, review and approve or disapprove of any transaction involving consideration of more than $1 million between the Company and any director, officer or controlling shareholder of the Company.

Stock Ownership Guidelines

The Company does not have any, nor does it plan to adopt in the near future, equity ownership targets for its NEOs or other executives to maintain a personal ownership position in the Company.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is currently comprised of three independent directors, Peter A. Lesser, Paul C. Kreuch, Jr. and Dennis F. McManus.

Communications with Directors

Shareholders who wish to communicate with our directors to report complaints or concerns may do so by writing to them c/o Corporate Secretary, Audiovox Corporation, 180 Marcus Boulevard, Hauppauge, NY 11788, or by sending an email to secretary@audiovox.com. Any such communication should contain the security holder's name, number of shares owned, length of period held, proof of ownership, address and any individual director or committee to which the security holder would like to have the written communication sent. Such comments or questions will be referred to members of the Audit Committee. All other questions or comments will be referred to the appropriate director.

Compensation of Directors

Currently, our non-management directors receive an annual retainer of $25,000, plus $1,500 per meeting attended and $1,000 for compensation committee meetings attended ($2,500 for the chair of the audit committee for in-person meetings of the audit committee). If the non-management director attends a meeting via telephone, the fee is $500 per meeting for the board and compensation committee and $1,500 for the audit committee. Chairs of each of the audit and compensation committees also receive an additional $15,000 and $10,000 per year, respectively.

The following table discloses the cash, stock option awards, and other compensation earned, paid, or awarded to each of the Company's directors during the fiscal year ended February 28, 2011.

					Change in
					Pension
					Value and
	Fees				Nonqualified
	Earned or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)
Paul C. Kreuch	$72,000	$—	$—	$—	$—	$—	$72,000
Dennis F. McManus	$49,000	$—	$—	$—	$—	$—	$49,000
Peter A. Lesser	$57,500	$—	$—	$—	$—	$—	$57,500
Philip Christopher	$31,500	$—	$—	$—	$—	$—	$31,500

MANAGEMENT RECOMMENDS VOTING “FOR” ALL OF THE NOMINEES FOR DIRECTOR.

PROPOSAL 2

RATIFICATION OF SELECTION OF THE INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

On the recommendation of the Audit Committee, the Board has selected Grant Thornton LLP, as the Company's independent registered public accounting firm to examine the financial statements of the Company for the fiscal year ending February 29, 2012 and has further directed that management submit the selection of Grant Thornton LLP for ratification by our shareholders. Grant Thornton LLP has audited the Company's financial statements since Fiscal 2003. Representatives of Grant Thornton LLP are expected to be present at the annual meeting of shareholders, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from shareholders.

The Company has been informed by Grant Thornton LLP that, to the best of their knowledge, neither the firm nor any of its members or their associates has any direct financial interest or material indirect financial interest in the Company or its affiliates.

Stockholder ratification of the selection of Grant Thornton LLP as the Company's independent registered public accounting firm is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Grant Thornton LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.

Principal Accounting Fees and Services

For the fiscal years ended February 28, 2011 and 2010, the Company paid or accrued the following fees to Grant Thornton LLP (and its affiliates) for services rendered during the year or for the audit in respect of that year:

Fee Type	2/28/2011	2/28/2010
	(In thousands)
Audit Fees(1)	$2,749	$1,740
Audit-Related Fees(2)	621	125
Tax Fees(3)	64	54
Total	$3,434	$1,919

(1)
Audit Fees comprise fees for professional services necessary to perform an audit or review in accordance with the standards of the Public Company Accounting Oversight Board, including services rendered for the audit of the Company's annual financial statements (including services incurred with rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002) and review of quarterly financial statements. It also includes fees for statutory audits of our international subsidiaries for the respective fiscal years.

(2)	Audit-Related Fees comprise fees for services that reasonably relate to the performance of the audit or review of the Company's financial statements including the support of business acquisitions.

(3)	Tax Fees comprise fees for tax compliance, tax planning and tax consulting.

The Audit Committee of the Board of Directors has considered whether the provision of non-audit services by Grant Thornton LLP is compatible with maintaining auditor independence. In 2003, the Audit Committee adopted a policy concerning approval of audit and non-audit services to be provided by Grant Thornton LLP. The policy requires that all services Grant Thornton LLP may provide to the Company, including audit services and permitted audit-related and non-audit services, be pre-approved by the Audit Committee. The Chairman of the Audit Committee may approve certain permitted non-audit services in between Committee meetings, which services are subsequently reported to and approved by the Audit Committee. In addition, for particular permitted services, the Chief Financial Officer may approve the engagement of Grant Thornton LLP provided such engagement will amount to fees of less than $50,000 and such engagement is reported to the Chairman of the Committee and reported to and ratified by the Committee at its next meeting.

All of the services for Audit and Audit-Related Fees, Tax Fees and All Other Fees referenced above were approved by the Audit Committee pursuant to Rule 2-01i(c)(7)(i)(C) of Regulation S-X under the Securities Act of 1933, as amended.

The Audit Committee considered the compatibility of the non-audit services provided to us by Grant Thornton LLP in Fiscal 2011 on the independence of Grant Thornton LLP from us in evaluating whether to appoint Grant Thornton LLP to perform the audit of our financial statements and internal controls for the fiscal year ending February 29, 2012.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP, AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR 2012.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference therein.

Under the guidance of its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities for management's conduct of the Company's accounting and financial reporting processes and the Company's system of internal controls regarding finance, accounting, legal compliance and ethics.

Management has primary responsibility for the integrity of the Company's financial information and the financial reporting process, including the system of internal control over financial reporting. Grant Thornton LLP, the Company's independent registered public accounting firm, is responsible for conducting independent audits, in accordance with generally accepted auditing standards, of the Company's financial statements and management's assessment and effectiveness of internal controls. Grant Thornton LLP also has the responsibility of expressing an opinion on the financial statements of the Company.

As part of its oversight and responsibility, the Audit Committee has:

•	reviewed and discussed the Company's audited financial statements for the fiscal year ended February 28, 2011 with management and Grant Thornton LLP;

•	discussed with Grant Thornton, LLP the matters required by AU Section 380: The Auditor's Communication with Those Charged with Governance; and

•
met with representatives of Grant Thornton LLP, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting.

The Audit Committee has also received and reviewed the written disclosures from Grant Thornton LLP required by Independence Standards Board Standard No. 1, Independence Discussion with Audit Committees, has discussed the independence of Grant Thornton LLP and considered whether the provision of non-audit services by Grant Thornton LLP is compatible with maintaining auditor independence, and has satisfied itself as to the auditor's independence.

Based upon the foregoing, as well as the Audit Committee's review of the representations of management and Grant Thornton LLP, the Audit Committee is satisfied that its responsibilities under its charter for the year ended February 28, 2011 were met and that the financial reporting processes of the Company are functioning effectively and efficiently. Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the February 28, 2011 audited financial statements and assessment of the effectiveness of internal control over financial reporting be included in the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 2011 filed with the Securities and Exchange Commission. The Audit Committee also instructed Grant Thornton LLP that the Audit Committee expects to be advised if there are any subjects that require special attention.

AUDIT COMMITTEE

Paul C. Kreuch, Jr. Chairman
Dennis F. McManus
Peter A. Lesser

PROPOSAL 3

ADVISORY VOTE ON COMPENSATION
OF NAMED EXECUTIVE OFFICERS

In accordance with the Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and the related rules adopted by the Securities and Exchange Commission, we are asking shareholders to express their opinion of the compensation of the named Executive Officers in Fiscal 2011, as described elsewhere in this Proxy Statement.

The Compensation Discussion and Analysis beginning on page 16 describes the various objectives of the Company's executive compensation program:

(1)	to attract and retain highly-qualified executives;

(2)	to provide those executives with incentives to continuously improve operating results and to increase shareholder value without encouraging unnecessary and excessive risk-taking by our executives;

(3)	to provide benefit programs that are competitive with those of relevant peer companies; and

(4)	to ensure continuity in the event of a change-in-control transaction.
The Compensation Discussion and Analysis explains in detail the elements of the Company's executive compensation program and the steps taken by the Company to ensure that the program was aligned with these various objectives. Balancing medium-term and long-term compensation elements, the program directly links incentive compensation for executives with increases in shareholder value, principally by means of annual cash bonuses based on economic value added and stock options. The Company believes that this system, as put into practice under the supervision of the Compensation Committee, has been instrumental in enabling the Company to achieve superior financial performance and investor returns in a period of great volatility and uncertainty.

Vote Required

Approval of the above resolution requires the affirmative vote of a majority of the votes cast on this question at the Annual Meeting of Shareholders. In accordance with the Dodd-Frank Act and the related SEC rules, the resolution is non-binding and advisory; however, the Board will give due consideration to the opinion of the Company's shareholders expressed pursuant to this vote.

THE BOARD STRONGLY ENDORSES THE COMPANY'S ACTIONS IN THIS REGARD, AND RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE FOLLOWING RESOLUTION:

RESOLVED, THAT THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE PROXY STATEMENT IS APPROVED.

PROPOSAL 4

ADVISORY VOTE ON FREQUENCY OF FUTURE
ADVISORY VOTES ON COMPENSATION
OF NAMED EXECUTIVE OFFICERS

The Company will include in its proxy materials for subsequent Annual Meetings a non-binding resolution similar to Item 3 above.

In accordance with the Dodd-Frank Act and the related SEC rules, the Board is asking shareholders to express their opinion as to how frequently the advisory vote on compensation should be solicited: every year, every second year, or every third year.

Vote Required

Our Board of Directors has determined that holding a “say-on-pay” vote every three years is most appropriate for the Company and recommends that you vote to hold such advisory vote in the future every third year, for the following reasons:

•	Aligns with the Company's approach to executive compensation and the underlying philosophy of our Compensation Committee.

Our executive compensation programs are designed to enhance the long-term growth of the Company and reward performance over a multi-year period. For example, the stock options granted to our executive team generally have vesting periods.

•	Encourages a longer-term evaluation of compensation history and business results.

The Board believes that there is some risk that an annual advisory vote on executive compensation could lead to a short-term shareholder perspective regarding executive compensation that does not align well with the longer-term approach used by our Compensation Committee. We believe a three-year cycle for the shareholder advisory vote will provide investors the most meaningful timing alternative by which to evaluate the effectiveness of our executive compensation strategies and their alignment with the Company's performance, financial results and business.

•	Provides our Compensation Committee with adequate time to consider the results of say-on-pay votes and other shareholder input.

The triennial “say-on-pay” vote allows the Board to respond to shareholder sentiment and effectively implement any desired changes to executive compensation policies, practices and programs.

The Board believes that a triennial “say-on-pay” vote would not foreclose shareholder engagement on executive compensation during interim periods. Shareholders can currently provide input to the Board by communicating directly with the Board, its committees or individual directors as indicated in “Corporate Governance - Communicating with the Board of Directors” below. Thus, we view the advisory vote on executive compensation as additional, but not exclusive, opportunity for our shareholders to communicate their views on the Company's executive compensation programs.

The Board weighed these reasons against the arguments in support of conducting the advisory vote annually or biannually. In particular, the Board considered the value of the opportunity for shareholder input at each annual meeting, as well as the belief that annual votes would promote greater accountability on executive compensation. Although the Board believes that these and other positions put forth in favor of an annual “say-on-pay” vote are not without merit, on balance, the Board believes that a triennial approach is most appropriate for the Company and recommends that voting alternative to shareholders. The Compensation Committee intends to periodically reassess that view and, if it determines appropriate, may provide for an advisory vote on executive compensation on a more frequent basis.

Because this proposal is advisory, it will not be binding and the Board and the Compensation Committee may determine to hold a “say-on-pay” vote more or less frequently than the option selected by our shareholders. However, the Board values shareholders' opinions and the Board will consider the outcome of the vote when considering the frequency of future advisory votes on executive compensation. Shareholders are not being asked to approve or disapprove of the Board's recommendation, but rather to indicate their own choice among the frequency options.

The Board of Directors Unanimously Recommends That
Shareholders Vote every “THREE YEARS” for Proposal 4

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Affiliate Transaction Committee of the Board reviews all related party transactions involving aggregate consideration of more than $1 million between the Company and any of the Company's controlling shareholders or members of our board of directors or officers or affiliates. All facts and circumstances surrounding each related party transaction may be considered. If the Affiliate Transaction Committee determines that any such related party transaction creates a conflict of interest situation or would require disclosure under Item 404 of Regulation S-K, as promulgated by the SEC, the transaction must be approved by the committee prior to the Company entering into such transaction or ratified thereafter. Transactions or relationships previously approved by the committee or in existence prior to the formation of the committee do not require approval or ratification.

We lease some of our office, warehouse and distribution facilities from entities in which our Chairman owns controlling interests. The following table identifies leases that result in payments in excess of $120,000 to any of the related entities.

			Paid During Fiscal
			Year Ended
Real Property Location	Expiration Date	Owner of Property	2/28/2011
150 Marcus Blvd Hauppauge, NY	March 30, 2016	150 Marcus Blvd. Realty, LLC(1)	$714,317
555 Wireless Blvd Hauppauge, NY	November 30, 2026	Wireless Blvd. Realty, LLC(2)	$560,750

(1)	Property owned by 150 Marcus Blvd. Realty, LLC, a New York limited liability company, of which John J. Shalam owns 99% and Mr. Shalam's three sons own the remaining 1%.

(2)
Property owned or leased by Wireless Blvd. Realty, LLC, a New York limited liability company, owned 98% by the Shalam Long Term Trust, 1% by John J. Shalam and 1% by Mr. Shalam's three sons. The Shalam Long Term Trust is a grantor trust of which Mr. Shalam is the Grantor and his three sons are the beneficiaries. In connection with the sale of substantially all of the assets relating to our wireless business to UTStarcom Inc. (“UTStarcom”) on November 1, 2004, Audiovox and UTStarcom entered into a sublease agreement for the space at 555 Wireless Boulevard, Hauppauge, New York which provides for a net monthly rent of $46,000 for five years. On July 1, 2008, Wireless Blvd. Realty, LLC received notice that a Permitted Transfer of the sublease (as that term is defined therein) to Personal Communication Devices, LLC had occurred. The sublease agreement has been renewed and requires, for a term of three years, monthly payments of $50,000 until November 1, 2012.

We believe that the terms of each of the leases are no less favorable to us than those that could have been obtained from unaffiliated third parties. To the extent that conflicts of interest arise between us and such persons in the future, such conflicts will be resolved by a committee of disinterested directors.

David Shalam, the son of John J. Shalam, has served in various positions with Audiovox over the past 13 years. He most recently served as a Vice President of E-Commerce; however, he is no longer employed by the Company. David Shalam's annual aggregate compensation was $135,000 for the fiscal year ended February 28, 2011.

Ian Geise, the son of C. David Geise, has served as Vice President of Marketing for Audiovox Accessories Corporation since September 2007. Ian Geise's annual aggregate compensation was $178,200 for the fiscal year ended February 28, 2011.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding ownership of the Company's Common Stock by all directors, nominees for election as directors, executive officers named in the Summary Compensation Table and all directors and such executive officers as a group. Unless otherwise indicated, the principal address of each of the shareholders below is c/o Audiovox Corporation, 180 Marcus Blvd., Hauppauge, New York 11788. Except as otherwise provided, the table below relates to shares of the Company's Class A Common stock. The content of the table is based upon information supplied by the Company's named executive officers, directors and nominees for election as directors, and represents the Company's understanding of circumstances in existence as of June 1, 2011.

	Number of Shares		Percent of
	Beneficially		Outstanding
Name and Address(1)	Owned(2)		Shares
John J. Shalam	4,273,834	(3)	18.05%
Philip Christopher, 555 Wireless Blvd., Hauppauge, NY 11788	229,474		1.00%
Patrick M. Lavelle	242,378		1.00%
Charles M. Stoehr	115,110		*
Loriann Shelton	40,000		*
Thomas C. Malone	25,000		*
C. David Geise	12,500		*
Paul C. Kreuch, Jr.	15,000		*
Dennis F. McManus	15,000		*
Peter A. Lesser	15,000		*
All directors and officers as a group (11 persons)	4,984,899		21.05%

* Less than one (1%) percent.

(1)	Except as otherwise indicated by footnote, each named person claims sole voting and investment power with respect to the shares indicated.

(2)
The number of shares stated as “beneficially owned” includes stock options currently exercisable or that are exercisable within sixty (60) days of June 1, 2011 - Mr. Shalam - 225,000, Mr. Christopher - 25,000, Mr. Lavelle - 225,000, Mr. Stoehr - 112,500, Ms. Shelton - 40,000, Mr. Malone - 25,000, Mr. Geise - 12,500, Mr. Kreuch - 15,000, Mr. McManus - 15,000 and Mr. Lesser - 15,000. Such shares are deemed outstanding for the purpose of calculating the percentage ownership of each person.

(3)
Includes 2,144,152 shares of Class B common stock (which are entitled to 10 votes per share) held by Mr. Shalam that he may convert into Class A common stock at any time. Excludes 116,802 shares of Class B common stock and 2,202 shares of Class A common stock that are held in irrevocable trusts for the benefit of Mr. Shalam's three sons.

Security Ownership of More than Five Percent

The following table contains information with respect to ownership of the Company's common stock by persons or entities that are beneficial owners of more than five percent of the Company's Class A common stock. The information contained in this table is based solely on statements in filings with the Securities and Exchange Commission (the “SEC”) or other reliable information.

	Number of Shares	Percent of
	Beneficially	Outstanding
Name and Address of Other 5% Holders of Class A Common Stock	Owned	Shares
Kahn Brothers LLC(1)	2,113,383	10.25%
555 Madison Avenue, 22nd Floor
New York, NY 10022

Donald Smith & Co., Inc.(2)	1,689,440	7.33%
152 West 57th Street
New York, NY 10019

The Baupost Group, LLC(3)	1,060,576	5.13%
10 St. James Avenue, Suite 1700
Boston, MA 02116

Dimensional Fund Advisors LP(4)	1,703,825	8.20%
Palisades West, Building One
6300 Bee Cave Road
Austin, TX 78746

BlackRock Inc.(5)	1,587,994	7.68%
40 East 52nd Street
New York, NY 10022

(1)	Information reported is derived from a Schedule 13G-A of Kahn Brothers LLC filed with the Securities and Exchange Commission on February 7, 2011.

(2)	Information reported is derived from a Schedule 13G dated February 11, 2011 of Donald Smith & Co., Inc. filed with the Securities and Exchange Commission on February 11, 2011.

(3)	Information reported is derived from a Schedule 13G dated February 11, 2011 of The Baupost Group, LLC filed with the Securities and Exchange Commission on February 11, 2011.

(4)	Information reported is derived from a Schedule 13G dated February 11, 2011 of Dimensional Fund Advisors LP filed with the Securities and Exchange Commission on February 11, 2011.

(5)	Information reported is derived from a Schedule 13G dated December 31, 2010 of BlackRock Inc. filed with the Securities and Exchange Commission on February 1, 2011.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CDA”) describes our compensation philosophy, policies and practices with respect to our Principal Executive Officer (“PEO”), Principal Financial Officer (“PFO”) and the other individuals named in the “Summary Compensation Table” below, who are collectively referred to as the Named Executive Officers (“NEOs”) for the fiscal year ended February 28, 2011. It includes information regarding the Company's overall compensation objectives and each element of compensation that we provide. The Company's compensation policies and practices were evaluated to ensure that they do not encourage excessive risk taking. It should be noted that performance based compensation plans require participants to take on normal business risks to grow the business and maintain and/or increase its profitability. Management’s internal review included consideration of all employees of the Company, based on classification, location and operating unit. We do not structure performance based programs to incent any employee, location or operating unit to exceed that normal level of business risk. Based on this assessment, the Company concluded that it has a balanced pay and performance program.

The principal elements of our executive compensation programs are base salary, annual performance based non-equity incentives and cash bonuses, short-term and long-term equity incentive awards in the form of stock options, a deferred compensation program, supplemental executive term life insurance and disability plans, certain perquisites and other benefits such as a 401(k) and Profit Sharing Plan with employer matching contributions, a Cash Bonus Profit Sharing Plan and health and welfare plans that are generally available to all of our salaried employees. The Company's objective is that the total compensation paid to executive officers and other employees should be competitive with the compensation provided to other persons with similar levels of responsibility at companies of similar size, complexity, revenue and growth potential. The Company's executive compensation practices recognize the caliber, level of experience and performance of management and include meaningful incentives to maximize long term shareholder value while achieving the Company's short term financial objectives.

The Compensation Committee, which we refer to in this discussion as the “Committee” reviews and approves compensation for the Company's PEO, PFO, other NEOs and directors, subject to Board of Director approval. Periodically, the Committee reviews relevant competitive data provided by third party compensation professionals, the internal human resource department and the observations and recommendations of the Company's executive management. In addition, the PEO submits recommended compensation levels for other executive officers of the Company to the Committee for its review and approval. The Committee has the discretion to modify any compensation recommendations by management.

The Role of Company Executives in the Compensation Process

Although the compensation process is managed and driven by and decisions are made by the Committee, the recommendations of certain Company executive officers are taken into account in connection with setting the compensation of other executive officers. As described above, the PEO makes initial recommendations with respect to executive officers other than himself. Executive officers also participate in the preparation of materials requested by the Committee for use and consideration at the Compensation Committee meetings. The Company bases its compensation plan on the Company's performance. The Company conducted an internal study of the compensation plans for each of its PEO, PFO, NEO's and other senior vice presidents and vice presidents to determine whether its compensation plans created risks that would be reasonably likely to have material adverse effects on the Company. In a report submitted to the Compensation Committee, the Company concluded that the compensation plans and the Company's framework of internal controls ensure that the compensation policies and practices will not create risks that are reasonably likely to have a material adverse effect on the Company.

Compensation Philosophy and Policies

The Committee has designed the Company's compensation program to promote individual performance and to be competitive with market practices in order to attract, retain, and motivate talented individuals in the consumer electronics industry, taking into account relative size, performance and geographic location as well as individual responsibilities and performance. The Company's compensation program also seeks to hold our executives accountable and reward them appropriately for the success of the Company. Accordingly, the Committee strives to create an executive compensation program that is competitive as well as reflective of Company-wide strategic objectives and individual performance.

The Committee recognizes that certain elements of compensation are better suited to achieving different compensation objectives. The Committee believes that: (i) base salaries, which are based on market practices of similar companies, are designed to attract and retain our executives; (ii) bonuses are designed to motivate our executives to achieve specific corporate and personal performance goals and to share in the Company profits; (iii) equity incentive awards are designed to align the interest of our executive officers and shareholders by (a) motivating and rewarding the executive officer when shareholder value increases, and (b) reward the executive officer for continued future service; (iv) deferred compensation plans are designed to provide our executives with supplemental retirement benefits by permitting the deferral of additional salary and bonuses with a limited employer matching contribution; (v) supplemental executive term life insurance and disability plans are designed to provide our executives and their families with supplemental benefits in accordance with market practices, and; (vi) other elements of compensation are primarily based on market practices.

The Committee's philosophy for other benefits, such as general retirement and health and welfare benefits, is to make these benefits available to employees on a non-discriminatory basis. The Company's compensation philosophy is designed to structure its compensation policy so that executive compensation is dependent on the achievement of corporate objectives and on the long-term increases in shareholder value.

The Company's executive compensation programs are designed to achieve the following objectives:

•	Offer a total compensation package that is competitive with the compensation levels and practices of peer companies;

•	Motivate and reward executives whose performance is important to the Company's continued growth, profitability and success;

•	Align a portion of executive compensation to the Company's financial strategic objectives and the executive's individual contributions toward those objectives;

•	Align the interest of the Company's executives with the long term interests of its shareholders;

•	Motivate executives to work together to achieve corporate goals by linking the annual cash incentives to the achievement of those corporate goals and;

•	Provide incentives that promote executive retention.

The Company has engaged performance compensation consultants in the past to assist the Committee in reviewing the compensation programs for its executive officers and other officers of the Company. The consultants provided the Committee with relevant market data and alternatives to consider when making compensation decisions regarding the PEO, PFO and the Company's other executives. The review encompassed total compensation components, peer compensation levels and the link between cash incentive compensation, plan results and Company performance and included executive compensation trends and developments which were reviewed by the Company's Board of Directors. One of the recommendations considered was to continue to utilize stock-based compensation, profit sharing and other forms of equity and non-equity awards to motivate and retain its executives.

Principal Elements of our Executive Compensation Programs

This section describes the various elements of our compensation programs for our NEOs, with a discussion of the Committee's reasons for including a particular item in the compensation program. The Company's executive compensation program has five principal components that are discussed below.

Executive Base Salary

The Company provides our NEOs and other employees with a base salary to compensate them for services rendered during the fiscal year. Annual base salary ranges are determined for each executive, on a case-by-case basis, based on the position, the individual level of responsibility and performance, and the unique value and historical contributions made to the Company's success. The Committee reviews salaries each year as part of the Company's annual performance review process as well as upon a promotion or other change in job responsibility. In addition, the base salaries of our NEOs and other employees are periodically reviewed and measured against market data provided by outside consultants and the Company's internal human resources group. The Committee reviews base salary recommendations from the PEO for our other executive officers other than the PEO. Based upon this review process, the Committee approves base salaries for our executive officers. The Committee believes that the base salaries for our executive officers are based on levels commensurate with competitive amounts paid to executives with comparable qualifications at companies engaged in similar businesses or in the same region and of similar size.

2011 Executive Incentive Bonus Plan

Executive bonuses are used to motivate individuals and to reward our executives for the achievement of the Company's financial objectives and their individual performance goals. Bonus formulas are approved by the Committee at the beginning of the fiscal year and are paid on an annual basis after the completion of the fiscal bonus year. Under our bonus programs, the Chairman of the Board and the Chief Financial Officer's bonuses are based upon the Company's pre-tax earnings, except for extraordinary items.

For Fiscal 2011, Mr. Shalam's bonus was 3% or $461,997 of consolidated pre-tax earnings of the Company and Mr. Stoehr's bonus was .75% or $113,070 of consolidated pre-tax earnings. The Chief Executive Officer's bonus required attainment of targeted pre-tax earnings of the Company for Fiscal 2011 (see section on Employment Agreements for further discussion). As the Company earned pre-tax profits in excess of $15,000,000 (including certain adjustments), the first, second and third pre-tax bonus targets were met. Accordingly, the CEO received a bonus of $750,000 for Fiscal 2011.

For Fiscal 2011, Mr. Malone's bonus was determined by multiplying the return on sales percentage by the pre-tax income (if applicable) of Audiovox Electronics Corp. The return on sales percent is capped at five (5%) percent with a guaranteed minimum annual aggregate salary and bonus of $500,000. For Fiscal 2011, Mr. Malone earned a bonus of $401,481.

Mrs. Shelton's bonus is determined by the achievement of individual performance goals (as determined by the PEO) plus $40,000 upon the achievement of consolidated pre-tax earnings of $5,000,000, plus $40,000 upon the achievement of consolidated pre-tax earnings of $10,000,000, $25,000 upon the achievement of consolidated pre-tax earnings of $15,000,000, $25,000 upon the achievement of consolidated pre-tax earnings of $25,000,000, and $40,000 upon the achievement of consolidated pre-tax earnings of $30,000,000. For Fiscal 2011, Mrs. Shelton earned a bonus of $135,000.

Other executive officers' bonuses are based on a target of 20% of the executive's base salary. The Committee based 50% of the executive officers' bonus on the achievement of corporate profitability targets during the fiscal year and 50% of the bonus was based on achievement of individual performance targets. The Committee believes that incentive cash bonuses should have an individual component that an executive directly contributes to and a corporate component that an executive indirectly contributes to. Individual performance objectives are determined by the executive officer to which the potential bonus recipient reports. At times, the Committee will approve additional discretionary cash bonus awards that the PEO recommends for certain executives based on individual performance levels that exceed expectations or for the successful completion of special strategic projects or events. During Fiscal 2011, the other executive officers' bonuses were 20%.

The Committee also reviews the unique circumstances involved in the recruitment of the Company's executive officers and will approve the payment of hiring bonuses if, in the judgment of the Committee, such payments are necessary to successfully recruit certain executives.

Executive Stock Based Compensation Awards

The Company's Stock Based Compensation Incentive Plan (the “Stock Based Incentive Plan”) encourages participants to focus on long-term Company performance and provides an opportunity for our executives and designated key employees to increase their ownership in the Company through grants of the Company's common stock or grants of stock options. The Stock Based Incentive Plan provides for restricted stock grants and option grants to executive officers, employees and outside directors. The purpose of the Company's Stock Based Incentive Plan is to provide additional incentive to our executives, directors, and other employees whose substantial contributions are essential to the continued growth and success of the Company's business. Grants of stock or options are designed to strengthen their commitment to the Company, to motivate such persons to faithfully and diligently perform their responsibilities and to attract and retain competent and dedicated individuals whose efforts will result in the long-term growth and profitability of the Company. Additionally, the purpose of the Stock Based Incentive Plan is to secure, for the Company and its shareholders, the benefits of the incentive inherent in increased common stock ownership by our executives and the members of the Board who are not employees of the Company who drive, direct and execute the Company's strategic objectives.

The Committee administers the Company's Stock Based Incentive Plan for our executive officers, employees, and outside directors. Stock based compensation is primarily composed of stock option grants and is intended to focus our executives on creating long-term shareholder value. The Committee will periodically grant stock options to executives who are responsible for designing and implementing the Company's long-range strategic plan. At its discretion, the Committee also grants options based on individual and corporate achievements. Under these plans, the Committee grants options to purchase common stock, with an exercise price equal to or above the fair market value of the common stock on the date of grant. To date, the Committee has never elected to re-price outstanding options. The Committee believes that providing stock options to the executive officers, who are responsible for the Company's management and growth, gives them an opportunity to own the Company's stock and better aligns their interests with the interests of our shareholders. The Plan also promotes the retention of our executives due to the vesting provisions of the option grant and the potential upside for stock price appreciation. Recent option grants vest over a pre-determined period and expire two or three years from vesting date.

The Committee approves grants made to the PEO, PFO, directors and other executive officers and, in certain cases, recommends grants to the entire Board for its approval. The Committee determines the number of shares underlying each stock option grant based upon the executive level and years of service, the Company's performance and the executives' individual roles and responsibilities. As discussed above, the Company typically reviews salaries, bonuses, other benefits and stock option grants on an annual basis. This process typically begins during the fourth quarter and is completed before the fiscal year end or shortly thereafter. The Committee determined that options would typically be granted annually in each fiscal year. In addition, in the event that an executive officer or a designated key employee is hired during the year, the Committee may make a discretionary grant at the commencement of employment.

During Fiscal 2011, the Committee did not award additional stock options to the Chairman and named executive officers. During Fiscal 2011, 100,000 of prior stock option awards with an exercise price of $10.90 expired unexercised. The number of outstanding awards for the Chairman and each named executive officer is set forth in the Outstanding Equity Awards at 2011 Fiscal Year End table below.

For these reasons, the Committee considers stock options as an important element of compensation when it reviews our executive officer compensation programs.

Executive Deferred Compensation Plan

The Company has a non-qualified Deferred Compensation Plan (the “Deferred Compensation Plan”) for a select group of executives, including the NEOs. The Plan is intended to provide certain executives the ability to defer additional salary and bonuses, in addition to those amounts that are permitted to be deferred under the Company's 401(k) and Profit Sharing Plan. The Deferred Compensation Plan provides for an employer matching contribution equal to 25% of the employee deferrals up to $20,000 or a maximum employer matching contribution of $5,000 per year, which vests immediately. For Fiscal 2011, the Company continued its temporary suspension of employer matching contributions in connection with the Overhead Reduction Program outlined below. Except for Mr. Lavelle's compensation arrangement, the Company is under no obligation to set aside any additional funds for the purpose of making payments under the Plan. In accordance with Mr. Lavelle's Fiscal 2011 compensation arrangement, the Company is required to contribute $250,000 annually into a separate deferred compensation account (the “Lavelle Account”) on his behalf and for his benefit. The employer contributions into this account are invested by the Company in certain mutual funds. All earning and losses are allocated directly to this account and all employer contributions and earnings thereon vest immediately. Contributions and earnings and the total account balance on this account as of the end of the 2011 fiscal year are shown in the Nonqualified Deferred Compensation table for Mr. Lavelle on page 25 of this proxy statement.

The Deferred Compensation Plan is not intended to be a qualified plan under the provisions of the Internal Revenue Code. All compensation deferred under the Plan is held by the Company in a “Rabbi” investment trust and invested by the participant among a number of mutual funds. Earnings and losses are allocated to the participant's individual account. Company contributions are vested immediately. The Committee has the option of amending or terminating the Plan at any time. Contributions and earnings on those contributions and total account balances as of the end of the 2011 fiscal year are shown for our NEOs in the Nonqualified Deferred Compensation table on page 25 of this proxy statement.

Perquisites and Other Benefits

Our executives are eligible to participate in all of our employee benefit plans, such as medical, dental, group life and disability insurance plans, our 401(k) and profit sharing plan, the Cash Bonus Profit Sharing Plan, in each case on the same basis as our other employees. In addition, certain executives, including our NEOs, receive additional benefits, including supplemental life insurance, supplemental short-term and long-term disability benefits, car allowances or mileage reimbursements, and reimbursement of business related expenses.

Tax and Accounting Implications of the Executive Compensation Program

It is the Committee's goal that the Company's executive compensation programs maximize the benefit of tax laws and accounting requirements, while meeting the Company's compensation policies and objectives. Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the Company's PEO or other NEOs. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualified performance based” compensation. The Committee believes it is desirable and in the Company's best interest to deduct compensation payable to our executive officers. Accordingly, the Committee considers the anticipated tax treatment to our Company and our executive officers in the review and establishment of compensation programs and payments. The Committee will continue to monitor the executive compensation programs to preserve the related Federal income tax deductions.

The Board and the Compensation Committee reserve the authority to award non-deductible compensation in other circumstances as they deem appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding the Company's efforts, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

We adopted ASC 718 (formerly SFAS No. 123R) (“ASC 718”) effective December 1, 2005. In determining equity compensation awards for Fiscal 2011, we generally considered the potential expense of our compensation awards under ASC 718 and the impact on earnings per share. We concluded that the award levels are in the best interests of our shareholders given competitive compensation practices among our peer companies, the awards' potential expense, our performance and the impact of the awards on executive motivation and retention.

Severance and Termination Benefits

With the exception of Mr. Lavelle's Employment Agreement (as defined below), we do not have a formal written severance plan or severance agreement with any executive, including our NEOs. However, we have in the past and may in the future provide severance benefits to our executives on a case-by-case basis, after taking into consideration the reason for termination and other factors present at the time of separation. The Company does not have any formal written agreements with any of our executives as it relates to change in control benefits or payments. However, the Committee reserves the right to enter into such arrangements with our NEOs.

Employment Agreements

On June 11, 2007 the Company's Board of Directors authorized and approved a three-year employment contract effective March 1, 2007 with Mr. Patrick M. Lavelle (the “Employment Agreement”). A copy of the Employment Agreement was filed as Exhibit 10 to the Company's Report on Form 8-K filed on June 15, 2007 with the Securities and Exchange Commission.

The Employment Agreement will be automatically renewed for successive one year periods unless either party notifies the other of his or its intention not to renew the Employment Agreement not less than one hundred eighty (180) days prior to the expiration of the initial or any renewal term, as the case may be. On March 1, 2011, the contract automatically renewed for one year.

During the term of the Employment Agreement the Company will pay Mr. Lavelle an annual base salary of Seven Hundred Fifty Thousand Dollars ($750,000) per annum. Pursuant to the Employment Agreement, Mr. Lavelle, effective as of the first fiscal year the Company achieves any year-end pre-tax profit, and for each fiscal year thereafter during the employment period, shall have credited to the Lavelle Account Two Hundred Fifty Thousand Dollars ($250,000) for Mr. Lavelle's benefit, which sum shall be in addition to any other amounts that the Company may be required to pay for Mr. Lavelle's benefit under any deferred compensation plan established for the benefit of Mr. Lavelle and/or any other key executives of the Company.

In addition, the Company will pay Mr. Lavelle an annual bonus of Two Hundred Fifty Thousand Dollars ($250,000) for each and every Five Million Dollars ($5,000,000) of pre-tax profit earned by the Company during the fiscal year. In addition, the Employment Agreement provides for an annual discretionary merit based bonus, at the sole discretion of the Board, based on the Company's performance.

In the event of the termination of Mr. Lavelle's employment, by the Company with or without cause, by Mr. Lavelle with or without good reason or by virtue of Mr. Lavelle's death or disability, Mr. Lavelle will be entitled to certain payments, continuation of benefits and vesting of stock based compensation depending on the reason for termination as more specifically set forth in the Employment Agreement.

Mr. Lavelle is subject to a confidentiality restriction during his employment and thereafter, and to non-compete, non-solicitation and non-disparagement restrictions during his employment and for 24 months following termination.

The above is a summary of the terms of the Employment Agreement and is qualified in its entirety by reference to the Employment Agreement.

Overhead Reduction Program

In January 2008, our PEO put into place a broad overhead reduction plan across all internal departments. This plan was modified during Fiscal 2011 and remains in effect as of the date of this report. The plan occurred in various phases. The initial component provided for a temporary mandated 10% reduction in base salary of our Senior Vice Presidents and above. The remaining components initiated during the fourth quarter of Fiscal 2009 mandated the following additional reductions:

•	The Chairman received additional reductions to total 25% during Fiscal 2009. During the first half of Fiscal 2010, the Chairman temporarily relinquished all but 2% of his salary.

•	The Chief Executive Officer received additional reductions for a total reduction of 25% in base salary.

•	Divisional Presidents received additional reductions for a total reduction of 15% in base salary (including guaranteed minimums, if applicable).

•	Vice Presidents received a reduction of 10% in base salary to mirror those previously implemented for Senior Vice Presidents.

•	All other employees received a reduction of 10% in base salary.

In April 2010, one-half of the 10% reduction was restored for all employees below Vice President. In April 2011, the remaining portion of the reduction for these employees was restored. In addition, in May 2011, the annual reduction for Fiscal 2011 for all employees at the level of Vice President and above was repaid. One half of the respective temporary reductions for this group of employees remains in effect. When the reduction program is ended for this group of employees, remaining base salary reductions will be restored prospectively. Accordingly, the impact of base salary reductions for executives presented are reflected in the Salary column in the Fiscal 2011 Summary Compensation Table.

As part of the Overhead Reduction Program, the Company has continued the temporary suspension of the matching portion related to the Company's 401(k) Plan and Deferred Compensation Plan outlined in their respective sections of this proxy.

401(k) and Profit Sharing Plan

The Company has a 401(k) plan for eligible employees. The Company matches a portion of the participant's contributions in the amount of 50% of elective deferrals up to a maximum of 6% of eligible compensation after three months of service. Shares of the Company's common stock are not an investment option in the Savings Plan and the Company does not use such shares to match participants' contributions. The Company has temporarily suspended the 401(k) matching contribution in connection with the Overhead Reduction Program.

The Company also has a Profit Sharing Plan that allows the Company to make discretionary profit sharing contributions for the benefit of participating employees, including the NEOs, for any fiscal year in an amount determined by the Board of Directors. Whether or not the Board of Directors makes a discretionary contribution, the size of the contribution is dependent upon the performance of the Company. A participant's share of the discretionary contribution is determined pursuant to the participant's eligible wages for the fiscal year as a percentage of eligible wages for all participants for the fiscal year. During Fiscal 2011, the Board did not make a discretionary profit sharing contribution to the Plan.

Cash Bonus Profit Sharing Plan

The Company has a Cash Bonus Profit Sharing Plan that allows the Company to make profit sharing contributions for the benefit of eligible employees, including NEOs, for any fiscal year in an amount not to exceed 3.5% of pre-tax profits or $2.5 million. If pre-tax profits in any given fiscal year do not exceed $3 million, there will be no contribution to the Cash Bonus Profit Sharing Plan for that fiscal year. The size of the contribution is dependent upon the performance of the Company. A participant's share of the contribution is determined pursuant to the participant's eligible wages for the fiscal year as a percentage of eligible wages for all participants for the fiscal year. The Company elected not to make a cash bonus profit sharing contribution for Fiscal 2011.

Measuring Company Performance for Compensation Purposes

The value of our stock options is based upon the Company's performance, as reflected in the price of its stock and is believed to best reflect the longer-term performance of the Company. Bonuses and other performance-based incentives are based on revenue, operating income targets or pre-tax profits established in connection with the annual budgeting process, or achieving certain strategic goals and are believed to best reflect the short-term performance of the Company.

Compensation Committee Report

The following Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference therein.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement.

Members of the Compensation Committee

Peter A. Lesser, Chairman
Paul C. Kreuch, Jr.
Dennis F. McManus

Fiscal 2011 Summary Compensation Table

					Non-Equity
Name and				Option	Incentive Plan	All Other
Principal		Salary	Bonus	Awards	Compensation	Compensation
Position	Year	(1)(6)	(2)	(3)	(2)	(4)	Total
Patrick M. Lavelle	2011	$1,000,020	$—	$—	$750,000	$16,582	$1,766,602
President and Chief	2010	$812,602	$—	$605,250	$500,000	$18,482	$1,936,334
Executive Officer	2009	$925,160	$—	$36,000	$—	$24,620	$985,780

Charles M. Stoehr	2011	$400,000	$—	$—	$113,070	$17,840	$530,910
Senior Vice President and	2010	$360,000	$—	$302,625	$102,204	$17,961	$782,790
Chief Financial Officer	2009	$360,000	$—	$18,000	$—	$25,632	$403,632

Thomas C. Malone	2011	$225,000	$—	$—	$401,481	$14,651	$641,132
Senior Vice President	2010	$191,250	$—	$67,250	$233,750	$17,465	$509,715
	2009	$202,500	$—	$18,000	$247,500	$22,644	$490,644

Loriann Shelton	2011	$300,000	$30,000	$—	$105,000	$14,277	$449,277
Senior Vice President	2010	$270,000	$10,000	$107,600	$90,000	$14,619	$492,219
	2009	$268,350	$54,000	$18,000	$—	$25,737	$366,087

C. David Geise	2011	$191,250	$—	$—	$—	$11,705	$202,955
Senior Vice President	2010	$191,250	$—	$67,250	$95,000	$14,000	$367,500
	2009	$202,500	$—	$18,000	$—	$20,935	$241,435

John J. Shalam(5)	2011	$450,000	$—	$—	$461,997	$13,637	$925,634
Chairman of The Board	2010	$149,224	$—	$605,250	$417,874	$33,870	$1,206,218
	2009	$345,000	$—	$36,000	$—	$61,827	$442,827

(1)
The Company deferred $250,000 in Fiscal Years 2011, 2010 and 2009 of Mr. Lavelle's salary into a special deferred compensation account (the “Lavelle Account”), see further discussion in the non-qualified deferred compensation plan table.

(2)	Refer to CD&A for a further discussion on the non-equity incentive plan and bonus calculations for our Chairman and NEOs.

(3)
This column represents the aggregate fair value of stock options granted to each of our NEO's. No stock options were granted during Fiscal 2011. The amounts presented do not represent the actual value that will be recognized by the NEO's upon exercise, as applicable.

(4)	See the All Other Compensation Table below for additional information.

(5)	Mr. Shalam, Chairman of the Board, is not an executive officer of the Company.

(6)
In January 2008, our PEO put into place a broad overhead reduction plan across all internal departments for the remainder of Fiscal 2008, Fiscal 2009, Fiscal 2010 and continuing into Fiscal 2011 (see Overhead Reduction Program for further details). The plan consisted of various components including temporary mandated reductions in base salary of all employees relative to position.

All Other Compensation Table

The following table describes each component of the All Other Compensation column in the Summary Compensation Table.

			Employer
		Value of	Contributions
		Supplemental Life	Relating to
	Auto	Insurance	Employee
Name of Executive	Allowance	Premiums(1)	Savings Plan(2)	Total
Lavelle	$13,649	$2,699	$234	$16,582
Stoehr	$13,561	$4,045	$234	$17,840
Malone	$12,000	$2,417	$234	$14,651
Shelton	$12,000	$2,043	$234	$14,277
Geise	$8,400	$3,116	$189	$11,705
Shalam	$1,814	$11,655	$168	$13,637

(1)
This column represents taxable payments made to the Chairman and the named executives to cover premiums for a $1,000,000 life insurance policy and supplemental disability insurance, which are owned by each executive.

(2)
These amounts represent adjustments for the prior year related to the Company's 401(k) Plan as the Company has temporarily suspended matching contributions for the 401(k) and Deferred Compensation Plans.

Note: The column entitled “Employer Contributions Relating to Cash Bonus Profit Sharing Plan” has been omitted because there were no employer contributions to the Cash Bonus Profit Sharing Plan for Fiscal 2011.

Grants of Plan Based Awards during Fiscal 2011

The following table discloses the amount of non-equity incentive plan awards for Fiscal 2011:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards
	Grant	Threshold	Target	Maximum
Name	Date	($)	($)	($)
Lavelle	2011	$250,000	$750,000	$750,000
Stoehr	2011	$—	$113,070	$113,070
Malone	2011	$275,000	$401,481	$401,481
Shelton	2011	$—	$105,000	$105,000
Geise	2011	$—	$—	$—
Shalam	2011	$—	$461,997	$461,997

Note: The columns which present information related to "All Other Awards" have been omitted as there is no information to report in these columns for Fiscal 2011.

Outstanding Equity Awards at 2011 Fiscal Year End

The following table sets forth outstanding stock option awards classified as exercisable and unexercisable as of February 28, 2011, for the Chairman and NEOs.

		Number of
		Securities
		Underlying
		Unexercised	Option
		Options	Exercise	Option
	Grant	Exercisable	Price	Expiration
Name	Date	(#)	($)	Date
Lavelle	9/14/2009	112,500	$6.37	11/30/2012
	9/14/2009	112,500	$6.37	11/30/2013
Stoehr	9/14/2009	56,250	$6.37	11/30/2012
	9/14/2009	56,250	$6.37	11/30/2013
Malone	9/14/2009	12,500	$6.37	11/30/2012
	9/14/2009	12,500	$6.37	11/30/2013
Shelton	9/14/2009	20,000	$6.37	11/30/2012
	9/14/2009	20,000	$6.37	11/30/2013
Geise	9/14/2009	12,500	$6.37	11/30/2012
	9/14/2009	12,500	$6.37	11/30/2013
Shalam	9/14/2009	112,500	$6.37	11/30/2012
	9/14/2009	112,500	$6.37	11/30/2013

Note: All options outstanding were exercisable as of February 28, 2011. The columns under “Stock Awards” in this table have been omitted because no stock awards were outstanding at the 2011 Fiscal Year End.

Option Exercises and Stock Vested at 2011 Fiscal Year End

The following table contains information regarding the exercise of stock options during the fiscal year ended February 28, 2011, by the following NEO's.

	Option Awards
	Number of
	Shares	Value
	Acquired	Realized
	on Exercise	on Exercise
	(#)	($)
Lavelle	25,000	$54,813
Stoehr	12,500	$27,378
Malone	12,500	$30,756
Shelton	12,500	$27,379
Geise	9,375	$23,106
Shalam	25,000	$68,225

Nonqualified Deferred Compensation for Fiscal Year 2011

The table below provides information on the non-qualified deferred compensation of our Chairman and NEOs:

					Aggregate
	Executive	Registrant	Aggregate	Aggregate	Balance at
	Contributions	Contributions in	Earnings in	Withdrawals/	February 28,
Name	in Fiscal 2011(1)	Fiscal 2011(2)	Fiscal 2011(3)	Distributions	2011
Lavelle	$—	$250,000	$—	$250,000	$—
Stoehr	$—	$—	$—	$—	$—
Malone	$—	$—	$56,698	$4,677	$257,544
Shelton	$—	$—	$41,813	$35,204	$327,470
Geise	$—	$—	$287	$—	$1,784
Shalam	$—	$—	$—	$—	$—

(1)	Represents contributions made by our Chairman and NEOs into the Company's deferred compensation plan. Such amounts are included in the salary or bonus column in the summary compensation table.

(2)
Represents Company matching contributions to or funding of the Chairman's and each NEO's deferred compensation account. Such amounts are included in the All Other Compensation column in the Summary Compensation Table, except for the funding of Mr. Lavelle's deferred compensation account, which is included in the Salary column in the Summary Compensation Table.

(3)	Represents interest, dividends and changes in market value of the Chairman's, each NEO's and employer contributed funds.

Equity Compensation Plan

The following table provides certain information as of May 16, 2011 about Audiovox common stock that may be issued under Audiovox's existing equity compensation plan.

Equity Compensation Plan Information

Number of Securities
Remaining Available for
	Number of Securities		Future Issuance
	to be Issued Upon	Weighted Average	Under Equity
	Exercise of	Exercise Price of	Compensation Plan
	Outstanding Options	Outstanding Options	(Excluding Securities
Plan Category	and Rights	and Rights	Reflected in Column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders	886,250	$6.40	1,773,637

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than ten percent of a registered class of our equity securities (“Reporting Persons”) to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the “SEC”) and the Nasdaq Stock Market (the “Nasdaq”). These Reporting Persons are required by SEC regulation to furnish us with copies of all Forms 3, 4 and 5 they file with the SEC and Nasdaq. To the Company's knowledge, based solely upon a review of the copies of the forms it has received, we believe that all Reporting Persons complied on a timely basis with all filing requirements applicable to them with respect to transactions for the fiscal year ended February 28, 2011, with the exception of the inadvertent late filings of Form 4 reports on January 6, 2011, by Mr. John Shalam, which reported an exercise of options and sale of the underlying shares one day late, and on February 16, 2011 by Mr. David Geise, which reported an exercise of options and sale of the underlying shares, as well as a transfer pursuant to a domestic relations order.

OTHER MATTERS

At the time of preparation of this Proxy Statement, neither the Board of Directors nor management know of any matters to be presented for action at the meeting other than as set forth in Proposals 1, 2, 3 and 4 of the Notice of Annual meeting and this Proxy Statement. However, if any other matters come before the meeting, it is intended that the holders of the proxies will vote thereon according to their best judgment.

By order of the Board of Directors

CHRIS LIS JOHNSON
Corporate Secretary
Audiovox Corporation

Hauppauge, New York
June 9, 2011

YOUR VOTE IS IMPORTANT

You are cordially invited to attend the Annual Meeting. However, to ensure that your shares are represented at the meeting, please submit your proxy or voting instructions (1) over the Internet, (2) by telephone, or (3) by mail. Please see the instructions on the proxy and voting instruction card. Submitting a proxy or voting instructions will not prevent you from attending the Annual meeting and voting in person, if you so desire, but will help the Company secure a quorum and reduce the expense of additional proxy solicitation.

VOTE BY INTERNET - www.proxyvote.com
AUDIOVOX CORPORATION
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

180 MARCUS BOULEVARD
ATTN: CHRIS LIS JOHNSON	ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
HAUPPAUGE, NY 11788
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M37045-P14707 KEEP THIS PORTION FOR YOUR RECORDS
------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

AUDIOVOX CORPORATION		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
THIS PROXY IS SOLICTED BY THE BOARD OF DIRECTORS		All	All	Except

Vote on Directors
1.	ELECTION OF DIRECTORS. To elect our board of nine directors	0	0	0

	Nominees:
	Class A Shareholders vote:
	01) Paul C. Kreuch, Jr.				THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE 3 YEARS ON THE FOLLOWING PROPOSAL:		1 Year	2 Years	3 Years	Abstain
	02) Dennis F. McManus
	03) Peter A. Lesser
	04) Philip Christopher				4.	To recommend, by a non-binding advisory vote, the frequency with which the shareholders of the Company will be asked to approve the compensation paid by the Company to certain executive officers.	0	0	0	0
	05) John J. Shalam
	06) Patrick M. Lavelle
	07) Charles M. Stoehr
	08) Ari M. Shalam
	09) Fred S. Klipsch				NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE FOLLOWING PROPOSALS:		For	Against	Abstain

2.	To ratify the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm for the fiscal year ending February 29, 2012;	0	0	0

3.	To approve, by a non-binding advisory vote, the compensation paid by the Company to certain executive officers;	0	0	0

Please sign exactly as your name(s) appear(s) hereon. When signing as attor ney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

-------------------------------------------------------------------------------------------------------------------------------------------M37046-P14707

AUDIOVOX CORPORATION
180 Marcus Boulevard
Hauppauge, New York 11788

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JULY 21, 2011

The undersigned appoints Patrick M. Lavelle and Charles M. Stoehr, each as proxies with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of Audiovox Corporation standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Shareholders of the Company to be held July 21, 2011, at the Smithtown Sheraton, 110 Motor Parkway, Hauppauge, NY 11788 at 10:00 a.m., or any adjournment or postponement thereof.

Continued and to be signed on the reverse side

VOTE BY INTERNET - www.proxyvote.com
AUDIOVOX CORPORATION
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

180 MARCUS BOULEVARD
ATTN: CHRIS LIS JOHNSON	ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
HAUPPAUGE, NY 11788
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M37045-P14707 KEEP THIS PORTION FOR YOUR RECORDS
------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

AUDIOVOX CORPORATION		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
THIS PROXY IS SOLICTED BY THE BOARD OF DIRECTORS		All	All	Except

Vote on Directors
1.	ELECTION OF DIRECTORS. To elect to our board five directors	0	0	0

	Nominees:
	Class B Shareholders vote:
	01) John J. Shalam				THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE 3 YEARS ON THE FOLLOWING PROPOSAL:		1 Year	2 Years	3 Years	Abstain
	02) Patrick M. Lavelle
	03) Charles M. Stoehr
	04) Ari M. Shalam				4.	To recommend, by a non-binding advisory vote, the frequency with which the shareholders of the Company will be asked to approve the compensation paid by the Company to certain executive officers.	0	0	0	0
	05) Fred S. Klipsch

					NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE FOLLOWING PROPOSALS:		For	Against	Abstain

2.	To ratify the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm for the fiscal year ending February 29, 2012;	0	0	0

3.	To approve, by a non-binding advisory vote, the compensation paid by the Company to certain executive officers;	0	0	0

Please sign exactly as your name(s) appear(s) hereon. When signing as attor ney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

-------------------------------------------------------------------------------------------------------------------------------------------M37046-P14707

AUDIOVOX CORPORATION
180 Marcus Boulevard
Hauppauge, New York 11788

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JULY 21, 2011

The undersigned appoints Patrick M. Lavelle and Charles M. Stoehr, each as proxies with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of Audiovox Corporation standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Shareholders of the Company to be held July 21, 2011, at the Smithtown Sheraton, 110 Motor Parkway, Hauppauge, NY 11788 at 10:00 a.m., or any adjournment or postponement thereof.

Continued and to be signed on the reverse side